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                                 SCHEDULE 14A
                                (Rule 14a-101)
       INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                             RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Dairy Mart Convenience Stores, Inc.
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               (Name of Registrant as Specified In Its Charter)

               Committee of Dissatisfied Dairy Mart Stockholders
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:
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                Committee of Dissatisfied Dairy Mart Stockholders



Dear Fellow Stockholders:

I, like you, own stock of Dairy Mart Convenience Stores, Inc., and I have become deeply concerned about my investment in the company. Dairy Mart has continued to hemorrhage financially and recently filed bankruptcy. We have watched as our stock plummeted while the board and management floundered. Now we are faced with the possibility that the value of our stock will be wiped out completely in the bankruptcy.

We have stood by too long. Frank Colaccino and I formed the Committee of Dissatisfied Dairy Mart Stockholders because of our overwhelming dissatisfaction with Dairy Mart's board. I have met with Greg Landry, the company's CEO, and Kermit Birchfield, the chairman of Dairy Mart's board, to offer our assistance. And we asked the trustee monitoring Dairy Mart's bankruptcy to allow us to form an equity committee to represent stockholders' interests through the course of the bankruptcy. Unfortunately, our efforts to affect positive change and obtain effective stockholder representation have been rebuffed.

We hold the incumbent directors responsible for Dairy Mart's dismal performance and do not believe that the board members who led your company into bankruptcy should remain at the helm. If you aren't convinced it's time for a change, consider the following:

 .    Dismal Financial Performance. Dairy Mart has not had a profitable year since fiscal 1994 -- unless you count the paltry $25,000 the company made in 1999. In addition, in only the first three quarters of this fiscal year, the company had a net loss of $39.5 million. That means Dairy Mart has lost a staggering $91.9 million since fiscal 1995! Finally, after years of unmitigated losses, Dairy Mart missed a required $4.5 million interest payment on September 17, culminating in the company's Chapter 11 bankruptcy filing on September 24.

 .    A company in turmoil: a failed strategy. The board's "plan" to revive the company by selling stores has failed. This lack of an effective vision forced the board into a last ditch effort to sell the company to its former CEO, Bob Stein. After Stein's deal fell through, even the board admitted that it had no other buyers and no alternative plan. And although Stein did resign, the board promoted a member of the old guard-- Greg Landry-- to the CEO position instead of bringing in new management to reinvigorate the company. It is also clear that this move was not motivated by fiscal responsibility, since the board awarded Landry, who has never served as a CEO, a lucrative contract providing for an annual salary of $450,000, an additional bonus of $450,000 (or higher upon the occurrence of certain events), and a $675,000 golden parachute. Landry's proposed compensation package was even richer before we and the company's creditors objected to it in the bankruptcy case.

                                     (over)
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 .    Worthless stock. Just last year, Dairy Mart's stock traded at a high of
     $5.38. On October 22, 2001 the stock was delisted from the American Stock Exchange and now trades on the pink sheets -- when it trades at all -- for pennies. The last reported trade was 1(cent). After the board took the company into Chapter 11, Landry stated publicly that your stock may never have any value. Even more troubling, management opposed our efforts to establish an equity committee in the bankruptcy to represent your interests. Is that the board you want running what's left of your company?

Dairy Mart has not held a stockholders meeting for over a year and we are bringing an action against the company to compel the board to schedule a legally required meeting to elect directors. At that meeting Steve Calabrese, Frank Colaccino, Mark Grossi, John Macso, Tom Smith, Chuck Valentine and I will run for the board. We suspect, given the company's past performance, that the incumbent board will attempt to use the bankruptcy court to block our efforts. But we believe the stockholders' voice -- your voice -- must be heard and that you deserve a choice. We will fight to give you that opportunity.

We will prepare and mail our proxy materials to all Dairy Mart stockholders once the court sets a meeting date. The company's results speak for themselves. Dairy Mart's management has failed to formulate and implement a business plan and strategy to keep our company financially sound. It's time for a change.

If you have any questions, please contact our proxy solicitor, D.F. King & Co., Inc., at 800-207-3156. We look forward to hearing from you and working on your behalf to protect the value of your investment in the company.

Respectfully Submitted

/s/ RICHARD M. OSBORNE

RICHARD M. OSBORNE                                             December 21, 2001
Chairman of the Committee of
Dissatisfied Dairy Mart Stockholders





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                                    IMPORTANT
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This letter is not a solicitation of your proxy; we intend to solicit your proxy by delivering to you a proxy statement with accompanying blue proxy card. We strongly encourage you to read our proxy statement, which will contain information important to your decision. A copy of our proxy statement will be sent directly to you and will also be available for free at the SEC's website (www.sec.gov). In addition, our recent Schedule 13D filings are available for free on the SEC's website; these filings contain additional information regarding the members of the Committee, including details of their Dairy Mart stock ownership. You may also contact our proxy solicitor, D.F. King & Co., Inc. at 800-207-3156 to obtain free copies of any of these documents.
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